EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction Of Incorporation
Skyworks Communications Technology Development (Shanghai) Co., Ltd.	Shanghai
Skyworks International Investments, LLC	Delaware
Skyworks Semiconductor	France
Skyworks Solutions Canada, Limited	Canada
Skyworks Solutions Company, Limited	Japan
Skyworks Solutions de Mexico, S de R.L. de C.V.	Mexico
Skyworks Solutions India Private Limited	India
Skyworks Solutions Korea Limited	Korea
Skyworks Solutions Limited	United Kingdom
Skyworks Solutions Limited, Denmark - Representative Office	Denmark
Skyworks Solutions Commercial Co., Ltd. (Shenzhen)	Shenzhen
Skyworks Solutions Mauritius, Limited	Mauritius
Skyworks Solutions Oy	Finland
Skyworks Solutions Worldwide, Inc.	Delaware
Skyworks Solutions Worldwide, Inc., Hong Kong Branch	Hong Kong
Skyworks Solutions Worldwide, Inc., Taiwan Branch	Taiwan
Skyworks Solutions Worldwide, Inc., Malaysia Branch	Malaysia
Skyworks Global Pte. Ltd.	Singapore
Skyworks Luxembourg S.A.R.L	Luxembourg
Skyworks Ireland Limited	Ireland
Trans-Tech, Inc.	Maryland
Axiom Microdevices, Inc.	Delaware
ICWave, LLC	Massachusetts
Isolink, Inc.	California
SiGe Semiconductor, Inc.	Delaware
SiGe Semiconductor Inc.	Canada
SiGe Semiconductor (U.S.), Corp.	Delaware
SiGe Semiconductor (Europe) Limited	United Kingdom
SiGe Semiconductor (Hong Kong) Limited	Hong Kong